Exhibit (i)(2)

Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103
(215) 988-2700 (Phone)
(215) 988-2757 (Facsimile)
www.drinkerbiddle.com

January 29, 2007

The Community Reinvestment Act Qualified Investment Fund
1830 Main Street
Suite 204
Weston, Florida 33326

RE: Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to The Community Reinvestment Act Qualified Investment Fund, a Delaware business trust (“Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 10 (the “Amendment”) to Registrant’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Amendment seeks to register an unlimited number of shares of beneficial interest representing interests in two additional classes of shares of Registrant to be known as Institutional Shares and Retail Shares (collectively, the “Shares.”)

We have reviewed the Trust's Agreement and Declaration of Trust, its Bylaws and resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have deemed appropriate. We have assumed that the Shares will be issued against payment therefor as described in the Trust’s Prospectuses relating to the Shares.

The opinion is based exclusively on the Delaware Statutory Trust Act and the federal law of the United States of America.

Based upon the foregoing, it is our opinion that the Shares, when issued as described in the Prospectuses relating to the Shares, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

The Community Reinvestment Act
Qualified Investment Fund
January 29, 2007

We hereby consent to the filing of this opinion with the Securities and Exchange Commission an exhibit to the Amendment. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of Registrant in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP